As filed with the Securities and Exchange Commission on September 27, 2023

1933 Act File No. 333-267555

1940 Act File No. 811-23037

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
    PRE-EFFECTIVE AMENDMENT NO.
    POST-EFFECTIVE AMENDMENT NO. 1

    REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
    AMENDMENT NO. 18

TEKLA WORLD
HEALTHCARE FUND

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, 19th Floor
Boston, MA 02110
(617) 772-8500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DANIEL R. OMSTEAD, Ph.D.
100 Federal Street, 19th Floor
Boston, MA 02110
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

CHRISTOPHER P. HARVEY, ESQ.
ALLISON M. FUMAI, ESQ.
Dechert LLP
One International Place, 40th Floor
100 Oliver Street
Boston, MA 02110

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If appropriate, check the following box:

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☐.

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-251975) of Tekla World Healthcare Fund(the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than the Items of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 25. Financial Statements and Exhibits

2.	Exhibits:

a.	(i)	Amended and Restated Declaration of Trust of the Registrant, dated as of May 18, 2015(1)

	(ii)	Notice of Change of Trustee dated December 20, 2017(4)

	(iii)	Notice of Change of Trustee dated December 13, 2018(5)

	(iv)	Notice of Change of Trustee dated June 20, 2019(6)

	(v)	Notice of Change of Trustee dated August 27, 2020(8)

	(vi)	Notice of Change of Trustee dated June 16, 2021(12)

	(vii)	Notice of Change of Trustee dated December 13, 2021(13)

	(viii)	Notice of Change of Trustee dated June 16, 2022 (14)

	(ix)	Notice of Change of Trustee dated July 14, 2022 (15)

b.	By-Laws of the Registrant, as amended, filed herewith

c.	Not Applicable

d.	Not Applicable

e.	Form of Dividend Reinvestment and Stock Purchase Plan of the Registrant(2)

f.	Not Applicable

g.	Form of Investment Advisory Agreement between the Registrant and Tekla Capital Management LLC(2)

h.	(i)	Form of Underwriting Agreement (2)

(ii)	Form of Master Selected Dealers Agreement(3)

(iii)	Form of Master Agreement Among Underwriters(3)

(iv)	Form of Structuring Fee Agreement(3)

(v)	Form of Joint Sales Incentive Fee Agreement(3)

i.	Not Applicable

j.	Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company(2)

k.	(i)	Form of Administration Agreement between the Registrant and State Street Bank and Trust Company(1)

(ii)	Form of Transfer Agency and Service Agreement between the Registrant and Computershare Inc. and Computershare Trust Company, N.A.(2)

(iii)	Form of Investor Support Services Agreement between the Registrant and Destra Capital Investments LLC(2)

(iv)	Form of Distribution Assistance Agreement between the Investment Adviser and Destra Capital Investments LLC(2)

(v)	Support Services Agreement between the Registrant and Destra Capital Investments LLC dated January 1, 2016 (7)

(vi)	Assignment of the Support Services Agreement with Destra Capital Investments LLC to Destra Capital Advisors LLC dated April 2, 2018(4)

(vii)	Information Agent Agreement between the Registrant and AST Fund Solutions, LLC(10)

(viii)	Subscription Agent Agreement between the Registrant and American Stock Transfer & Trust Company, LLC(10)

l.	Opinion and Consent of Dechert LLP, (17)

m.	Not Applicable

n.	(i)	Consent of Independent Registered Public Accounting Firm, filed on November 11, 2022, (17)

(ii)	Powers of Attorney dated September 15, 2022(16)

o.	Not Applicable

p.	Form of Subscription Agreement(2)

q.	Not Applicable

r.	Code of Ethics of Registrant and its Investment Adviser(9)

s.	Calculation of Filing Fee Tables, (17)

(1)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on May 28, 2015.

(2)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on May 22, 2015.

(3)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 24, 2015.

(4)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on April 18, 2018.

(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on March 12, 2019.

(6)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 20, 2019.

(7)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 19, 2017.

(8)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on September 10, 2020.

(9)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on January 8, 2021.

(10)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on February 19, 2021.

(11)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on March 2, 2021.

(12)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on July 2, 2021.

(13)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on December 22, 2021.

(14)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on July 1, 2022.

(15)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-251975 and 811-23037, as filed with the Securities and Exchange Commission on July 29, 2022.

(16)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-267555 and 811-23037, as filed with the Securities and Exchange Commission on September 22, 2022.

(17)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-267555 and 811-23037, as filed with the Securities and Exchange Commission on November 10, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 27th day of September, 2023.

TEKLA WORLD HEALTHCARE FUND

By:	/s/ Daniel R. Omstead
President

President Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel R. Omstead	Trustee and President	September 27, 2023
Daniel R. Omstead	(Principal Executive Officer)

/s/ Laura Woodward	Treasurer	September 27, 2023
Laura Woodward	(Principal Financial Officer)

/s/ Jeffrey A. Bailey*	Trustee	September 27, 2023
Jeffrey A. Bailey

/s/ Kathleen L. Goetz*	Trustee	September 27, 2023
Kathleen L. Goetz

/s/ Rakesh K. Jain*	Trustee	September 27, 2023
Rakesh K. Jain

/s/ Thomas M. Kent*	Trustee	September 27, 2023
Thomas M. Kent

/s/ W. Mark Watson*	Trustee	September 27, 2023
W. Mark Watson

*By: Daniel R. Omstead, as attorney in-fact of each person so indicated and pursuant to the powers of attorney, incorporated by reference from the Registration Statement on Form N-2, File no. 333-267555 and 811-23037, as filed with the Securities and Exchange Commission on September 22, 2022.

EXHIBIT LIST

(b) By-Laws of the Registrant, as amended